Agreement and Plan of Merger

by and among

Progress Software Corporation,

PSC Merger Corp.,

Apama Inc.

and

Certain Stockholders of Apama Inc.

Dated as of

April 6, 2005

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Agreement and Plan of Merger

     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 6, 2005, by and among Progress Software Corporation, a Massachusetts corporation (“Parent”), PSC Merger Corp., a Delaware corporation and a wholly owned first-tier Subsidiary of Parent (“Merger Sub”), Apama Inc., a Delaware corporation (the “Company”), and the persons named on Schedule I hereto (the “Company Stockholders”).

Recitals

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

     B. The respective Boards of Directors of Merger Sub and the Company have recommended this Agreement for adoption and approval by their respective stockholders, and each of the Company Stockholders, by his, her or its execution hereof, has consented to the Merger.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1
The Merger

     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to, or involving: (A) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company or such Subsidiary immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries.

          (b) “CAA 2001” shall mean the Capital Allowances Act 2001 under the laws of England and Wales.

          (c) “Commercially Available Software” shall mean any commercially available third-party “off-the-shelf” software for which the aggregate fees have not exceeded, and are not reasonably expected to exceed, $2,500 per year or $10,000 for a perpetual license (regardless of the number of sites, users, seats, installed CPUs or other measurement criteria).

          (d) “Company Common Stock” shall mean the Series A Common Stock and Series B Common Stock of the Company.

          (e) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement, trust or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by any Group Company for the benefit of any Employee or any relative or dependent of any Employee, including (i) any stock, stock option, stock appreciation right, stock purchase, bonus, deferred compensation, pension, profit-sharing, commission, retirement, severance, retention, change of control, or similar plan, contract or arrangement, (ii) any provision in any staff handbook or written employment policies for any Group Company and (iii) any Company Pension Scheme.

          (f) “Company Life Assurance Scheme” shall mean the life assurance scheme established by a declaration of trust dated March 13, 2001 and insured with Canada Life.

          (g) “Company Material Adverse Effect” means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant regarding the Company in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole.

          (h) “Company Option” shall mean each outstanding unexercised option to purchase Company Stock, whether or not vested or fully exercisable, granted under any Company Option Plan or otherwise.

          (i) “Company Option Plan” shall mean the Apama, Inc. Amended and Restated 2000 Equity Incentive Plan, including the Apama, Inc. 2000 Enterprise Management Incentives Sub Plan for the United Kingdom.

          (j) “Company Pension Scheme” shall mean (i) the Company Life Assurance Scheme, (ii) the group personal pension established originally with Scottish Amicable and to which the UK Subsidiary contributes, and (iii) any other scheme, agreement, arrangement or practice (whether formal or informal) in relation to which any Group Company has incurred, will incur or may be expected to incur any liability or responsibility (including any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of (A) any relevant benefits (as defined in Section 612 TA 1988) for, in respect of or by reference to any present or former director, officer, employee of or person who has at any time agreed to provide services to any Group Company or (B) any benefits to be given by reason of disability or sickness for, in respect of or by reference to any person within clause (A).

          (k) “Company Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock of the Company.

          (l) “Company Stock” shall mean the Company Common Stock and Company Preferred Stock.

          (m) “Company Stockholder Approval” shall mean the affirmative vote by written consent in accordance with Section 228(a) of Delaware Law of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock and Series B Preferred Stock (voting together with the shares of Company Common Stock as a single class) entitled to vote at a duly called meeting of stockholders of the Company and the separate affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock.

          (n) “Company Stockholder Representative Fee” shall mean a fee in the amount of $20,000 payable by the Company to the Company Stockholder Representative at the Closing.

          (o) “Confidential Information” shall mean any information concerning the business and affairs of Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that is not already generally available to the public, other than (i) information which becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, and (ii) information which becomes available to the applicable Party on a non-confidential basis from a Person who is not known or reasonably suspected by such Party to be bound not to disclose the information. All information concerning the business and affairs of Parent and its Subsidiaries and the Company and its Subsidiaries (including the information contained in the Company Disclosure Schedule) shall be presumed to be Confidential Information, and the applicable Party who receives such Confidential Information shall have the burden of proving that any such information is not Confidential Information.

          (p) “Core Representations” shall mean the representations and warranties in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 (other than subsection 3.4(b)(iii)), 3.7 and 3.19.

          (q) “Employee” shall mean any current, former or retired employee, officer or director of any Group Company.

          (r) “Employee Agreement” shall mean each management, employment, consulting, service, indemnification, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between any Group Company and any Employee or consultant, including any offer letters.

          (s) “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restrictive covenant, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) and, in the case of leasehold real property, rent and service charges.

          (t) “Environmental Claim” shall mean any notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Environmental Material at any location, whether or not owned by that party or any of its affiliates or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law and which could have a Company Material Adverse Effect.

          (u) “Environmental Laws” shall mean any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

          (v) “Environmental Material” shall mean PCBs, asbestos, petroleum and its by-products, any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, and all other substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

          (w) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (x) “FA 1996” shall mean the Finance Act 1996 under the laws of England and Wales.

          (y) “Fraud Claims” shall mean any Parent Claims arising out of or relating to fraudulent misrepresentations or actions by the Company or any Company Stockholder.

          (z) “Governmental Entity” shall mean any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, foreign or domestic.

          (aa) “Group Company” shall mean any of the Company and its Subsidiaries.

          (bb) “IP Representations” shall mean the representations and warranties in Sections 3.9(c), 3.9(g), 3.9(k), and 3.9(l).

          (cc) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          (dd) “Parties” shall mean Parent, Merger Sub, the Company and the Company Stockholders.

          (ee) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (ff) “Series A Common Stock” shall mean the Series A Common Stock, par value $0.001 per share, of the Company.

          (gg) “Series B Common Stock” shall mean the Series B Common Stock, par value $0.001 per share, of the Company.

          (hh) “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company, consisting of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.

          (ii) “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

          (jj) “Stockholder Action” shall mean any action, suit, demand, proceeding, investigation or claim by any holder of Company Stock for actions or omissions by the Company or any of its directors, officers, employees, stockholders, affiliates or agents relating to the transactions contemplated by this Agreement based upon misrepresentation, lack of disclosure, oppression, duress, noncompliance with any Legal Requirement or otherwise in connection with this Agreement.

          (kk) “Subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

          (ll) “Success Fee” shall mean a fee in the amount of $180,000 payable by the Company to Carlyle Europe Venture Partners, L.P. upon the Closing for services rendered in connection with the negotiation of this Agreement.

          (mm) “TA 1988” shall mean the Income and Corporation Taxes Act 1988 under the laws of England and Wales.

          (nn) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, stamp duty land tax, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          (oo) “Tax Return” shall mean any return (including any land transaction return), declaration, report, claim for refund, notice, accounting computations, assessment, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (pp) “TCGA 1992” shall mean Taxation of Chargeable Gains Act 1992 under the laws of England and Wales.

          (qq) “UK Companies Act” shall mean the Companies Act 1985 under the laws of England and Wales.

          (rr) “UK Subsidiary” means Apama (UK) Limited, registered under the laws of England (company number 3022592).

          (ss) “VAT Regulations 1995” shall mean the Value Added Tax Regulations 1995/2518 under the laws of England and Wales.

     1.2 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

     1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger consistent with this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”, as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Foley Hoag llp, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, at 10:00 a.m., Boston time, on the date hereof, or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”).

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation; Bylaws.

          (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: “The name of the corporation is Apama, Inc.”

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.6 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of Company Stock or the holders of any of the following securities:

          (a) Conversion of Capital Stock. At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be canceled pursuant to Section 1.7(b) and any Dissenting Shares (as defined, and to the extent provided, in Section 1.15(a)), will be canceled and extinguished and automatically converted (subject to Section 1.7(d)) into the right to receive such portion of the Total Merger Consideration as shall be determined pursuant to the terms of the Certificate of Incorporation of the Company. Upon surrender of certificates representing shares of Company Stock in the manner provided in Sections 1.9 and 1.11, the holder thereof shall be entitled to receive, at such time as any portion of the Total Merger Consideration shall become payable to such holder pursuant to Sections 1.8 through 1.11 below, such portion of such Total Merger Consideration as shall be applicable to such holder’s ownership of Company Stock represented by such certificates. At the Effective Time, all of the outstanding and unexercised Company Options shall be canceled and extinguished.

          (b) Cancellation of Company-Owned and Parent-Owned Stock. At the Effective Time, each share of Company Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) Adjustments to Merger Consideration. The applicable portion of the Total Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into any Company Stock), reorganization, recapitalization, reclassification or other like change with respect to any Company Stock occurring on or after the date hereof and prior to the Effective Time.

     1.8 Merger Consideration.

          (a) Total Merger Consideration. The total consideration into which all of the shares of Company Stock outstanding immediately prior to the Effective Time shall be converted (the “Total Merger Consideration”) shall consist of Twenty-Eight Million Two Hundred Thousand

Dollars ($28,200,000) minus the sum of (i) the Outstanding Indebtedness, and (ii) the Excess Transaction Expenses.

          (b) Outstanding Indebtedness. The “Outstanding Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries as of the Effective Time. “Indebtedness” shall mean (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other similar obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (iii) all obligations or liabilities secured by any Encumbrance on any asset of the Company or any of its Subsidiaries, (iv) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business consistent with past practice and repayable in accordance with customary trade practices), and (v) all obligations guaranteeing any monetary obligation of any Person other than the Company and its Subsidiaries that constitutes Indebtedness under any of clauses (i) through (iv) above. For the purposes of the preceding sentence, the term “all obligations” includes, without limitation, any and all principal, interest, fees and other costs.

          (c) Excess Transaction Expenses. The “Excess Transaction Expenses” shall mean the excess over $150,000 of all Transaction Expenses. The “Transaction Expenses” shall mean all costs and expenses incurred by the Company, its Subsidiaries or any Company Stockholder in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including (i) fees and disbursements of counsel and accountants related to the transactions contemplated hereby, (ii) any obligations of the Company or any of its Subsidiaries that become payable either as a result of the consummation of the transactions contemplated hereby alone or as a result of termination of employment in connection therewith (regardless of the amount of time that may lapse between the Closing Date and the date of such termination), including any such obligations under the agreements disclosed in Part 3.12(f) or Part 3.15(a) of the Company Disclosure Schedule, (iii) the Company Stockholder Representative Fee, (iv) the Success Fee and (v) any value added tax charged pursuant to the U.K. Value Added Taxes Act 1994 with respect to any of the foregoing. Prior to the Closing, the Company shall request that each of McDermott Will & Emery LLP and PricewaterhouseCoopers LLP provide to the Company a final invoice for all services rendered to the Company and its Subsidiaries through and including the Closing Date, which invoice shall include an estimate of the maximum amount of fees and disbursements expected to be incurred for services rendered to the Company and its Subsidiaries after the Closing Date. For purposes of clarity, Transaction Expenses shall not include (1) fees incurred by PricewaterhouseCoopers LLP in connection with tax planning advice for management of the Company in connection with the transactions contemplated hereby (except to the extent that such fees exceed $18,800, in which case the excess shall constitute Transaction Expenses), (2) the costs of the D&O Insurance under Section 6.7(c) (except to the extent that the costs thereof exceed $25,000, in which case the excess shall constitute Transaction Expenses), (3) amounts paid or payable by the Company to John Ashworth in connection with his execution of the release contemplated by Section 8.3(m) (except to the extent that any payments to John Ashworth exceed $40,000, in which case the excess shall constitute Transaction Expenses), or (4) any valued added tax charged pursuant to the U.K. Value Added Taxes Act 1994 with respect to any of the foregoing items in clauses (1) through (3).

          (d) Outstanding Indebtedness and Transaction Expenses Certificate. At the Closing, the Company shall deliver to Parent a certificate in substantially the form attached hereto as Exhibit A and satisfactory to Parent, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, as to the Outstanding Indebtedness and the Transaction Expenses, which certificate shall provide an itemization, satisfactory to Parent, of each component of the Outstanding Indebtedness and the Transaction Expenses. Such certificate shall specify the name of each payee, the amount paid or payable to each payee, and the nature of the obligation giving rise to the payment.

          (e) Post-Closing Outstanding Indebtedness and Transaction Expenses. If, after the Closing, there shall be any Outstanding Indebtedness or any Excess Transaction Expenses not identified on the certificate delivered pursuant to Section 1.8(d), Parent shall so notify the Company Stockholder Representative and the Company Stockholders shall, jointly and severally, be obligated to pay such Outstanding Indebtedness or Excess Transaction Expenses within fifteen (15) business days of Parent’s notification to the Company Stockholder Representative.

     1.9 Surrender of Certificates; Delivery of Merger Consideration.

          (a) Surrender of Certificates by Company Stockholders. At the Closing, the Company Stockholders shall surrender to Parent original certificates that immediately prior to the Effective Time represent the outstanding shares of Company Stock converted into the right to receive the applicable portion of the Total Merger Consideration pursuant to Section 1.7 (the “Certificates”) (or, in the case of lost, stolen or destroyed certificates, affidavits in lieu thereof in accordance with Section 1.9(e)) held by them, whereupon Parent shall deliver to the Company Stockholder Representative by certified or bank check or wire transfer, for payment to the holders of Company Stock in accordance with this Article 1, an amount in cash equal to the Total Merger Consideration at the time of the Closing. The Certificates so surrendered shall forthwith be canceled.

          (b) Surrender of Certificates by Other Stockholders. Promptly after the Effective Time, Parent or the Surviving Corporation shall mail to each holder of record of a Certificate not surrendered at the Closing (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent or the Surviving Corporation and shall contain such other provisions as Parent or the Surviving Corporation may specify), and (iii) instructions for use in surrendering such Certificates and receiving the applicable portion of the Total Merger Consideration in respect thereof, if any. Upon surrender to Parent or the Surviving Corporation of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, (i) subject to the terms of this Article 1, the holder of such Certificate shall be entitled to receive, in exchange therefor, the applicable portion of the Total Merger Consideration in respect thereof, if any, and (ii) Parent or the Surviving Corporation shall promptly notify the Company Stockholder Representative of the receipt of such surrendered Certificate. Each Certificate so surrendered shall forthwith be canceled.

          (c) Right to Receive Merger Consideration. Until surrendered in accordance with the provisions of this Section 1.9, each outstanding Certificate (other than Certificates representing Dissenting Shares or shares of Company Stock to be canceled pursuant to Section 1.7(b)) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Total Merger Consideration. No interest will be paid or accrued on any of the Total Merger Consideration.

          (d) Withholding. Each of the Company Stockholder Representative, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any such amounts withheld by the Company Stockholder Representative shall be paid as directed by Parent.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Person who is the record owner of such Certificate shall deliver to the Company or the Surviving Corporation an affidavit (in form and substance acceptable to Parent and the Surviving Corporation) with respect to such loss, theft or destruction. The Surviving Corporation may, in its discretion and as a condition precedent to the delivery of any portion of the Total Merger Consideration to such owner, require such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The Company Stockholder Representative shall not deliver to such Person any portion of the Total Merger Consideration attributable to any such lost, stolen or destroyed Certificate until Parent shall notify the Company Stockholder Representative of such Person’s compliance with this Section 1.9(e).

          (f) Proper Endorsement of Surrendered Certificates. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

     1.10 Allocation of Total Merger Consideration. The holders of Company Stock acknowledge and agree that the Merger and the other transactions contemplated by this Agreement constitute an Acquisition and a liquidation (as each such term is defined in the Certificate of Incorporation of the Company), and that the Total Merger Consideration shall be distributed in accordance with the terms of Section 4(a) of Article IV.B. of the Certificate of Incorporation of the Company, including (a) the payment in full of the amount to which the holders of Series B Preferred Stock are entitled pursuant to Section 4(a)(ii) of Article IV.B. of the Certificate of Incorporation of the Company prior to any distribution or payment to the holders of Series A Preferred Stock or Company Common Stock and (b) the payment in full of the amount to which the holders of Series A Preferred Stock are entitled pursuant to Section 4(a)(iii) of Article IV.B. of the Certificate of Incorporation of the Company prior to any distribution or payment to the holders of Company Common Stock. The Company Stockholders acknowledge and agree that the amount of the Total Merger Consideration may be insufficient to pay the full amount of the Series B

Preference Amount and the Series A Preference Amount (as each such term is defined in the Certificate of Incorporation of the Company) and/or to pay any amount to the holders of Company Stock pursuant to Section 4(a)(iv) of Article IV.B. of the Certificate of Incorporation of the Company.

     1.11 Distribution of Merger Consideration.

          (a) Except as otherwise set forth in this Agreement, Parent shall deliver the Total Merger Consideration to the Company Stockholder Representative in accordance with Section 1.9, and the Company Stockholder Representative shall be solely responsible for distributing the Total Merger Consideration to the holders of Company Stock in accordance with this Article 1.

          (b) After the Effective Time, each holder of a Certificate (other than Certificates representing any shares of Company Stock to be canceled pursuant to Section 1.7(b) and any Dissenting Shares) shall be entitled to receive, subject to the terms of Section 1.9, the applicable portion of the Total Merger Consideration into which the shares of Company Stock represented by such Certificate were converted at the Effective Time; provided, however, that the Company Stockholder Representative shall not distribute any portion of the Total Merger Consideration attributable to any Certificate unless and until the Company Stockholder Representative shall have received written notice or acknowledgement from Parent or the Surviving Corporation that such Certificate has been surrendered in accordance with Section 1.9.

          (c) Notwithstanding anything to the contrary in this Section 1.11, neither the Company Stockholder Representative, Parent, the Surviving Corporation nor any Party hereto shall be liable to a holder of Company Stock or of any rights to receive any portion of the Total Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

          (d) Any portion of the Total Merger Consideration which remains unclaimed by the holders of Company Stock on the first anniversary of the Effective Time shall be returned to the Surviving Corporation, upon demand, and any holders of Company Stock who have not theretofore complied with this Article 1 shall thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any portion of the Total Merger Consideration, without any interest thereon, that may be payable in respect of each share of Company Stock held by such holder.

     1.12 No Further Ownership Rights in Company Stock. The applicable portion of the Total Merger Consideration issued upon the surrender of Certificates or issuable thereafter in accordance with this Agreement, if any, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.13 Company Stockholder Representative.

          (a) In order to administer efficiently the distribution of the Total Merger Consideration and the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify members of the Parent Group (as defined in Section 7.1) pursuant to Article 7 hereof, the Company Stockholders, by their execution hereof, irrevocably appoint the Company Stockholder Representative as their agent, attorney-in-fact and representative (with full power of substitution in the premises), and, by his execution hereof, the Company Stockholder Representative hereby accepts such appointment. The Company Stockholder Representative shall initially be Carlyle Europe Venture Partners, L.P. At the Closing, the Company shall pay the Company Stockholder Representative Fee to the Company Stockholder Representative.

          (b) The Company Stockholders hereby authorize the Company Stockholder Representative to (i) receive the Total Merger Consideration for distribution to the Company Stockholders in accordance with Article 1 hereof, (ii) take all action necessary in connection with the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify members of the Parent Group pursuant to Article 7 hereof and (iii) give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which the Company Stockholders or their respective properties or assets are subject.

          (c) In the event that the Company Stockholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Stockholders shall, by election of the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders, select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Company Stockholder Representative for all purposes of this Agreement. If the position of Company Stockholder Representative shall remain vacant for more than fifteen days, Parent may designate any Company Stockholder as the Company Stockholder Representative, and such Company Stockholder shall serve as the Company Stockholder Representative until the Company Stockholders shall elect a successor pursuant to this Section 1.13(c).

          (d) All decisions and actions by the Company Stockholder Representative, including the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify members of the Parent Group pursuant to Article 7 hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

          (e) The Company Stockholders agree that:

          (i) Parent shall be able to rely conclusively on the instructions and decisions of the Company Stockholder Representative as to the settlement of any Parent Claims for indemnification of members of the Parent Group pursuant to Article 7 hereof or any other actions required to be taken by the Company Stockholder Representative hereunder, and no Party hereunder shall have any cause of action against any member of the Parent Group for any action taken by any member of the Parent Group in reliance upon the instructions or decisions of the Company Stockholder Representative;

          (ii) all actions, decisions and instructions of the Company Stockholder Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Company Stockholder Representative for any action taken or not taken, decision made or instruction given by the Company Stockholder Representative under this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative;

          (iii) the Company Stockholders shall indemnify and hold harmless, in proportion to their respective distributions of the Total Merger Consideration, the Company Stockholder Representative from all loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the Company Stockholder Representative’s execution and performance of this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative;

          (iv) the provisions of this Section 1.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement; and

          (v) the provisions of this Section 1.13 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

          (f) All reasonable fees and expenses incurred by the Company Stockholder Representative in connection with this Agreement shall be paid by the Company Stockholders (in proportion to their respective distributions of the Total Merger Consideration), and the Company Stockholder Representative may deduct the appropriate amount of such fees and expenses from any distribution of the Total Merger Consideration in satisfaction of such obligation of the Company Stockholders; provided, however, that the Company Stockholder Representative shall, in connection with such distribution, promptly deliver to each Company Stockholder a reasonably detailed itemization of the fees and expenses so deducted.

          (g) The Company Stockholder Representative covenants to promptly deliver all payments to be distributed by the Company Stockholder Representative pursuant to the terms of this Agreement.

     1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub and the Company Stockholders will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

     1.15 Dissenters’ Rights.

          (a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.15(b), any shares of Company Stock held by a holder who duly and validly demands appraisal of such shares in accordance with Delaware Law and is in compliance with all the provisions of Delaware Law concerning the right of such holder to demand appraisal of such shares in connection with the Merger and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive any portion of the Total Merger Consideration pursuant to Section 1.7, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

          (b) Notwithstanding the provisions of Section 1.7(a), if any holder of shares of Company Stock who demands appraisal or purchase of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or purchase, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the applicable portion of the Total Merger Consideration, as provided in Section 1.7, without interest thereon, upon surrender of the certificate representing such shares in accordance with Section 1.9.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or purchase of any shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal or purchase and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or purchase of Company Stock or offer to settle or settle any such demands.

     1.16 Success Fee. At the Effective Time, the Company shall pay the Success Fee by check or wire transfer of immediately available funds.

Article 2
Representations and Warranties of the Company Stockholders

     Each Company Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

     2.1 Organization. The Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

     2.2 Authority; Non-Contravention.

          (a) The Company Stockholder has all requisite power and authority (including all requisite power and authority as a corporation or other entity) to enter into this Agreement and to consummate the transactions contemplated hereby. If the Company Stockholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company Stockholder (including authorization by the board of directors or other managing body and by the stockholders or other securityholders of the Company Stockholder). This Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b) The execution and delivery of this Agreement by the Company Stockholder does not, and the performance of this Agreement by the Company Stockholder will not, (i) if the Company Stockholder is not a natural person, conflict with or violate the certificate of incorporation, by-laws or other organizational documents of the Company Stockholder in such a way as to cause a Company Material Adverse Effect or to affect adversely the ability of the Parties to consummate any of the transactions contemplated hereby, (ii) conflict with or violate any Legal Requirement applicable to the Company Stockholder or by which the Company Stockholder or any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the securities of the Company or any of its Subsidiaries pursuant to, any contract, agreement, instrument or other obligation to which the Company Stockholder is a party or by which the Company Stockholder or any of its properties or assets is bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any contract, agreement, instrument or other obligation to which the Company Stockholder is a party or by which the Company Stockholder or any of its properties or assets is bound or affected in connection with the execution and delivery by the Company Stockholder of this Agreement or the performance of this Agreement by the Company Stockholder.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by the Company Stockholder in connection with the execution and delivery by the Company Stockholder of this Agreement or the performance of this Agreement by the Company Stockholder.

     2.3 Title to Company Stock. The Company Stockholder holds of record and owns the number of shares of Company Stock set forth next to the name of the Company Stockholder in Part 3.2(a) of the Company Disclosure Schedule (as defined below), free and clear of any Encumbrances.

     2.4 Waiver of Appraisal Rights. The Company Stockholder acknowledges that he, she or it (a) has received a copy of Section 262 of the Delaware Law from the Company, (b) is consenting in writing to the Merger pursuant to Section 228 of the Delaware Law and (c) is thereby waiving any right pursuant to Section 262 of the Delaware Law (or otherwise) to dissent from the Merger or to demand an appraisal by the Court of Chancery or any other Person of the fair value of the shares of Company Stock held by the Company Stockholder.

     2.5 Agreements with the Company. Except to the extent the Company Disclosure Schedule specifically names the Company Stockholder as a party thereto, neither the Company Stockholder nor any of its properties or assets is a party or otherwise subject to any contract, agreement, instrument or other obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected.

     2.6 Brokers’ and Finders’ Fees. The Company Stockholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.7 Financial Services and Markets Act 2000. The Company Stockholder has not communicated with any other Company Stockholder in relation to the Merger or any of the other transactions contemplated hereby in breach of Section 21 of the UK Financial Services and Markets Act 2000 or engaged in any regulated activity in breach of Section 19 of such act.

Article 3
Representations and Warranties Regarding the Company

     The Company Stockholders jointly and severally represent and warrant to Parent and Merger Sub as set forth in this Article 3, subject to any exceptions expressly stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”). Exceptions on the Company Disclosure Schedule shall specifically identify the representation to which they relate; provided, however, that any matter disclosed pursuant to one section or subsection of the Company Disclosure Schedule is deemed disclosed for such other sections or subsections of the Company Disclosure Schedule as, and only to the extent that, it is reasonably apparent that such matter relates to such other section or subsection of the Company Disclosure Schedule and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Company Disclosure Schedule would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

     3.1 Organization; Subsidiaries.

          (a) Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. Part 3.1 of the Company Disclosure Schedule lists each Subsidiary of the Company and each jurisdiction where the Company or any of its Subsidiaries is qualified or licensed to do business.

          (b) Other than the corporations identified in Part 3.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any Person. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature under which it may become obligated to make any future investment in or capital contribution to any other Person. Neither the Company nor any of its Subsidiaries has at any time been a general partner of any general partnership, limited partnership or other Person. Part 3.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein, the capitalization of each such entity, and the ownership of all securities of such entity, including the direct or indirect equity interest of the Company and each of its Subsidiaries therein (all of which are held free and clear of all Encumbrances).

          (c) The Company has delivered or made available to Parent true and correct copies of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Charter Documents. The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

          (d) Part 3.1(d) of the Company Disclosure Schedule lists all of the current directors and officers (or equivalent) of the Company and its Subsidiaries.

          (e) The register of members and statutory books of the UK Subsidiary contain accurate records of the members of the UK Subsidiary and all the other information which they are required to contain under the UK Companies Act. All returns, particulars, resolutions and other documents required to be delivered by the UK Subsidiary to the UK Registrar of Companies have been duly delivered and no fines or penalties are outstanding. Neither the Company nor any of its Subsidiaries has received any notice of any application of any intended application for the rectification of the register of members of the UK Subsidiary. Neither the Company nor any of its Subsidiaries has provided any financial assistance as defined in Section 152(1) of the UK

Companies Act directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred. Neither the Company nor any of its Subsidiaries has any outstanding loan capital.

     3.2 Company Capitalization.

          (a) The authorized capital stock of the Company consists solely of 67,373,474 shares of Series A Common Stock, of which 289 shares are issued and outstanding on the date of this Agreement, 12,371,534 shares of Series B Common Stock, of which 10,670,452 shares are issued and outstanding on the date of this Agreement, 246 shares of Series A-1 Preferred Stock, 442 shares of Series A-2 Preferred Stock and 736 shares of Series A-3 Preferred Stock, all of which shares of Series A Preferred Stock are issued and outstanding on the date of this Agreement, and 55,000,000 shares of Series B Preferred Stock, of which 51,297,521 shares are issued and outstanding on the date of this Agreement. Except as aforesaid, there are no other authorized, issued or outstanding shares of capital stock of the Company. The outstanding shares of Company Stock are held of record by the Company Stockholders in the amounts set forth opposite their respective names in Part 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no shares of Company Stock held in treasury by the Company.

          (b) Part 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the optionee; (ii) the number and type of shares of Company Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires, (vi) the Company Option Plan pursuant to which such Company Option was granted, and (vii) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has delivered to Parent accurate and complete copies of each Company Option Plan and each form of stock option agreement evidencing any Company Options. Except as set forth in Part 3.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of any of the transactions contemplated hereby.

          (c) All necessary action has been taken to cause the termination or expiration of all Company Options no later than immediately before the Effective Time, including the acceleration of vesting, provision of notice of acceleration and the provision of an opportunity to each holder of a Company Option to exercise such option in full, in each case in accordance with Section 19 of the Company Option Plan. The Company has provided to Parent copies of each such notice provided to each holder of a Company Option.

          (d) The Company has delivered to Parent accurate and complete copies of all warrants to purchase securities of the Company issued by the Company since its inception. All such warrants have expired.

          (e) All securities of the Company and its Subsidiaries have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

     3.3 Obligations With Respect to Capital Stock. Except as set forth in Parts 3.2(b) and 3.3 of the Company Disclosure Schedule, there are no equity securities, partnership interests or other ownership interests of any class, or any securities exchangeable or convertible into or exercisable for any of the foregoing, issued, reserved for issuance or outstanding with respect to the Company or, except as set forth in Part 3.1 of the Company Disclosure Schedule, with respect to any Subsidiary of the Company. Except as set forth in Part 3.2 or Part 3.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or repurchase, redeem or otherwise acquire, any equity securities, partnership interests or other ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of the Company or any equity security, partnership interest or other ownership interest of any class of any of its Subsidiaries.

     3.4 Authority; Non-Contravention.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the obtaining of the Company Stockholder Approval of the adoption and approval of this Agreement and the Merger and the filing of the Certificate of Merger pursuant to Delaware Law. The Company Stockholder Approval is sufficient for the Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective material properties or assets is bound or affected which could have a Company Material Adverse Effect, or (iii) except as set forth in Part 3.4(b)(iii) of the Company Disclosure Schedule, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company’s (or a Subsidiary’s) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective material properties or assets are bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected in connection with the execution and delivery by the Company of this Agreement or the performance of this Agreement by the Company, except for such consents, waivers, approvals and notices the lack of which, individually or in the aggregate, would not result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the transactions contemplated hereby.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified or licensed to do business, except in the case of this Section 3.4(c), where the failure to obtain any such consent, approval, order, authorization, registration, declaration or filing would not result in a Company Material Adverse Effect or affect adversely the ability of the Parties to consummate any of the transactions contemplated hereby.

     3.5 Financial Statements.

          (a) The Company Disclosure Schedule includes complete and correct copies of (a) the Annual Reports of each of the Company and the UK Subsidiary for the year ended March 31, 2004 and the Annual Reports of each of the Company and the UK Subsidiary for the year ended March 31, 2003, which include the consolidated and unconsolidated balance sheets of the Company and the unconsolidated balance sheet of the UK Subsidiary at March 31, 2004, 2003 and 2002, the consolidated and unconsolidated profit and loss accounts of the Company and the unconsolidated profit and loss accounts of the UK Subsidiary for the years ended March 31, 2004, 2003 and 2002 and consolidated cash flow statements of the Company and its Subsidiaries for the years ended March 31, 2004, 2003 and 2002, as reviewed by PricewaterhouseCoopers LLP, chartered accountants for the Company (including the footnotes thereto, the “Annual Financial Statements”), (b) the Company’s consolidated balance sheet (the “Company Balance Sheet”) at December 31, 2004, and related consolidated profit and loss account and cash flow statement for the nine months ended December 31, 2004 (including the footnotes thereto, the “Interim Financial Statements”) and (c) the Company’s consolidated balance sheet and related management reports (the “Recent Company Balance Sheet”) as of February 28, 2005 (the Annual Financial Statements, the Interim Financial Statements and the Recent Company Balance Sheet may collectively hereinafter be referred to as the “Financial Statements”). Each of the Financial Statements (i) was

prepared in accordance with accounting principles, standards and practices generally accepted in the United Kingdom and approved by the Institute of Chartered Accountants of England and Wales (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the Interim Financial Statements and the Recent Company Balance Sheet may not contain all the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments that the Company does not reasonably expect to be material, individually or in the aggregate. Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for liabilities (other than Indebtedness) reflected on the Recent Company Balance Sheet or incurred since the date of the Recent Company Balance Sheet in the ordinary course of business consistent with past practices.

          (b) The Company has not been notified by PricewaterhouseCoopers LLP or any other independent auditor that such auditor is of the view that any of the audited Financial Statements should be restated, or that the Company should modify its accounting for any period in a manner that would be materially adverse to the Company.

          (c) Neither the Company nor any of its Subsidiaries has applied for or received any governmental grant, allowance, loan subsidy or financial assistance. No circumstances have arisen or could arise as a consequence of events occurring on or before the date of this Agreement (including the execution, delivery and performance of this Agreement) as a result of which (i) any grant, subsidy, allowance or assistance received by the Company or any of its Subsidiaries is liable to be repaid; or (ii) any grant, subsidy, allowance or assistance for which the Company or any of its Subsidiaries has made application will not be paid or will be reduced.

     3.6 Absence of Certain Changes or Events.

          (a) Since the date of the Company Balance Sheet, there has not been: (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any of its Subsidiaries of any bonus to any of their officers or employees, (v) any acquisition, sale or transfer of any material asset by the Company or any of its Subsidiaries other than software licenses granted by the Company to customers in the ordinary course of business and consistent with past practice, (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including writing off notes or accounts receivable, (viii) any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay, (ix) any cancellation of any development, licensing, distribution, sales, services or other similar agreement with respect to any Intellectual Property Rights (as defined in Section 3.9), (x) any cancellation, compromise, waiver or release of any right or claim (or series of rights or claims) involving more than $20,000, (xi) any material damage, destruction or loss (whether or not covered by insurance) to any property or assets material to the conduct of the business of the Company and its Subsidiaries; (xii) any creation of any Encumbrance on any of the property or assets of the Company or any of its Subsidiaries, (xiii) any capital expenditure, or any commitment to make any capital expenditure, in excess of $15,000, (xiv) any creation of any Indebtedness in excess of $10,000, or (xv) any commitment to do anything described in this Section 3.6.

     3.7 Taxes.

          (a) Each Group Company has filed all Tax Returns that it was required to file under applicable Legal Requirements and has complied with all Legal Requirements in respect of all Taxes. All such Tax Returns were true, correct and complete in all respects and were prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been paid. No Group Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Group Company. No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (b) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Group Company. No Group Company has received any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Group Company. Part 3.7(b) of the Company Disclosure Schedule lists all Tax Returns filed with respect to any Group Company for taxable periods ended on or after March 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all such Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by any Group Company since March 31, 1998.

          (c) All transactions in respect of which any clearance or consent was required from any foreign, federal, state or local taxing authority have been entered into by any Group Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

          (d) No Group Company is a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement or arrangement. No Group Company (A) has been a member of any group filing a consolidated income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any Group

Company), as a transferee or successor, by contract, or otherwise. No Group Company is or will become liable to make to any Person (including any tax authority) any payment in respect of any liability to Tax of any other Person where that other Person fails to discharge the liability to Tax to which such Person is or may be primarily liable.

          (e) Part 3.7(e) of the Company Disclosure Schedule sets forth the following information with respect to each Group Company (or, in the case of clause (B) below, with respect to each of the Company’s Subsidiaries) as of the most recent practicable date (but not earlier than December 31, 2004): (A) the basis of the Group Company in its assets; (B) the basis of the Company in the stock of its Subsidiary (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Group Company; and (D) the amount of any deferred gain or loss allocable to the Group Company arising out of any intercompany transaction.

          (f) The unpaid Taxes of the Group Companies did not, as of the date of the Recent Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Company Balance Sheet (rather than in any notes thereto). Since the date of the Recent Company Balance Sheet, no Group Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

          (g) The book value shown or adopted for the purposes of the accounts as the value of each of the assets of any Group Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under Section 38 of TCGA 1992. No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on any Group Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the accounts for the assets in the pool or (as the case may be) for the asset.

          (h) No rents, interest, annual payments or other sums of an income nature in excess of $20,000 in the aggregate paid or payable by any Group Company or which any Group Company is under an existing obligation to pay in the future are wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax. All interests, discounts and premiums in excess of $20,000 in the aggregate payable by any Group Company in respect of its loan relationships (within the meaning of Section 81 of the FA 1996) are eligible to be brought into account by the Group Companies as a debit for the purposes of Chapter II of Part IV of the FA 1996 at the time and to the extent that such debits are recognized in the statutory accounts of the Group Companies.

          (i) No Group Company is obliged to make or is entitled to receive any payment for group relief as defined in Section 402(6) of TA 1988 in respect of any period ending on or before the Closing, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

          (j) No Group Company has been or is required by Schedule 28AA of TA 1988 to compute its profits or losses as if an arm’s length provision had been made instead of any actual provision. No Group Company has without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in Section 765 of TA 1988 (migration of companies). No Group Company holds shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the UK Subsidiary pursuant to Section 13 of TCGA 1992. No Group Company is holding or has held in the past seven years any interest in a controlled foreign company within Section 747 of TA 1988, and no Group Company has any material interest in an offshore fund as defined in Section 759 of TA 1988. All transactions or arrangements made by any Group Company have been made on fully arm’s length terms and there are no circumstances in which Section 770A of, or Schedule 28AA to, TA 1988 or, to the Company’s Knowledge, any other rule or provision could apply causing any Tax authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes. No Group Company owns or has owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

          (k) Any document that may be necessary or desirable in proving the title of any Group Company to any asset which is owned by any Group Company at the Closing or any document which any Group Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

     3.8 Title to Properties.

          (a) Neither the Company nor any of its Subsidiaries holds any interest in real property, other than the leaseholds described in Part 3.8 of the Company Disclosure Schedule (such property being the “Leased Real Property”). Part 3.8 of the Company Disclosure Schedule lists all real property leases (including underleases, serviced office agreements and any licenses, consents and approvals required from the landlords and any superior landlords with respect to any such lease) to which the Company or any of its Subsidiaries is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company or any of its Subsidiaries in excess of $10,000. Such leases permit the current occupation and use of such real property by the Company and its Subsidiaries. The Leased Real Property comprises all the real property occupied or otherwise used by the Company and its Subsidiaries.

          (b) Each of the Company and its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Interim Financial Statements and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not, individually or in the aggregate, material in character, amount or extent. The Leased Real Property is free of any tenancy, sub-tenancy, license or other arrangement entitling a person other than the Company or any of its Subsidiaries to occupy the whole or any part. There are no outstanding actions, disputes, claims or demands between the Company or any of its Subsidiaries and any third party affecting the Leased Real Property or any neighboring property or any boundary walls and fences, or with respect to any easement, right or means of access to the Leased Real Property. To the Company’s Knowledge (as defined in Section 10.3(b)), there is no resolution, proposal, scheme or order, whether or not formally adopted, that would materially interfere with the use or occupation of, or access to, the Leased Real Property by the Company and its Subsidiaries.

          (c) All of the tangible properties and assets of the Company and its Subsidiaries are in adequate operating condition to conduct the operations of the Company and its Subsidiaries in substantially the same manner as currently conducted.

          (d) In respect of the Leased Real Property compliance has been made in all material respects with all statutory and by-law requirements and all other Legal Requirements.

          (e) Except as set forth in the leases set forth in Part 3.8 of the Company Disclosure Schedule, there is no actual or contingent liability of the Company or any of its Subsidiaries arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, license or any other deed or document relating to real property or to any estate or interest in real property entered into by the Company or any of its Subsidiaries including any actual or contingent liability arising directly or indirectly out of (i) any estate or interest held by the Company or any of its Subsidiaries as original lessee or underlessee; (ii) any guarantee given by the Company or any of its Subsidiaries in relation to a lease or underlease; or (iii) any other covenant made by the Company or any of its Subsidiaries in favor of any lessor or head lessor.

     3.9 Intellectual Property.

          (a) For purposes of this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights used (whether or not owned) by the Company and its Subsidiaries in the conduct of their respective businesses, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Company Marks”); (ii) all patents, patent applications and continuations (collectively, the “Company Patents”); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, websites, internal reports, business plans and any other expressions, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the “Company Copyrights”); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the “Company Secret Information”). For purposes of this Section 3.9, “software” means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (b) Part 3.9(b) of the Company Disclosure Schedule contains a complete and correct list of all the software that the Company or any of its Subsidiaries licenses or has licensed or otherwise makes or has made available to customers, including all modules, components, add-ons and other options, and separately identifies (i) each item of third-party software that constitutes or has constituted an element of any of the foregoing and (ii) each license or other agreement with respect to each such item of third-party software. Part 3.9(b) of the Company Disclosure Schedule contains a complete and correct list of all other third-party software used by the Company or any of its Subsidiaries (other than Commercially Available Software) and indicates each license or other agreement with respect to such third-party software (other than Commercially Available Software).

          (c) The Company or one of its Subsidiaries: (i) owns all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances, or (ii) pursuant to the licenses and other agreements set forth in Part 3.9(c) of the Company Disclosure Schedule, is licensed to use, or otherwise possesses, to the Company’s Knowledge, legally valid and enforceable rights to use, the Intellectual Property Rights that it does not so own. With respect to (i) each registered Company Mark, (ii) each material unregistered Company Mark, (iii) each Company Patent and (iv) each registered Company Copyright, Part 3.9(c) of the Company Disclosure Schedule sets forth (A) a complete and correct list of each of the foregoing which is owned by the Company or one of its Subsidiaries (which list identifies the owner thereof) and (B) a complete and correct list of each of the foregoing which the Company or one of its Subsidiaries is licensed or otherwise entitled to use (which list identifies the applicable license or other agreement and the licensee or entitlement holder). The Company and its Subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Intellectual Property Rights owned by or licensed to the Company, except where the omission to make such a filing or recordation (but not payment) can be cured without undue effort or expense. To the Company’s Knowledge, none of the products, services or technology developed, used, sold, offered for sale or licensed or proposed for development, use, sale, offer for sale or license by the Company or any of its Subsidiaries infringes any intellectual property rights of any Person; and (regardless of the Company’s Knowledge) none of the products, services or technology developed, used, sold, offered for sale or licensed or proposed for development, use, sale, offer for sale or license by the Company or any of its Subsidiaries infringes any intellectual property rights of any Person, except for infringements that would not have a Company Material Adverse Effect, either individually or in the aggregate. Neither the Company nor any of its Subsidiaries requires any additional intellectual property rights of any third party to develop, use, sell, offer for sale or license its products or services or in relation to the processes employed by the Company and its Subsidiaries in connection with the operation of their respective businesses, other than commercially available intellectual property rights that are not material in amount or expense.

          (d) To the Company’s Knowledge, (i) all the Company Patents are valid and subsisting, (ii) none of the Company Patents is being infringed, and (iii) neither the validity nor the enforceability of any of the Company Patents has been challenged by any Person. There are no circumstances which provide a third party with a defense to patent infringement proceedings under Section 44 of the UK Patents Act 1977 or Section 2 or Section 18 of the UK Competition Act 1998 or under any provision having an equivalent effect in any jurisdiction.

          (e) To the Company’s Knowledge, (i) all the Company Marks are valid and subsisting, (ii) none of the Company Marks is being infringed or diluted, and (iii) none of the Company Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its Subsidiaries of any Company Mark.

          (f) To the Company’s Knowledge, (i) all the Company Copyrights, whether or not registered, are valid and enforceable, (ii) none of the Company Copyrights is being infringed, nor is the validity of any of the Company Copyrights being challenged or threatened in any way, and (iii) no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its Subsidiaries of the Company Copyrights.

          (g) The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Company Secret Information, consistent with prevailing practices in the software industry sector in which any Group Company operates. To the Company’s Knowledge, no Company Secret Information has been used, divulged or appropriated for the benefit of any Person (other than the Company or any of its Subsidiaries) or otherwise misappropriated in a manner which would result in a material loss of benefits to the Company.

          (h) No Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to uncontested applications for patent, trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company or any of its Subsidiaries.

          (i) To the Knowledge of the Company, none of its employees or consultants engaged in the development of Intellectual Property Rights (including software) or in performing sales and marketing functions on behalf of the Company or any of its Subsidiaries is obligated under any contract with any third party which would conflict with such employee’s or consultant’s rights to develop Intellectual Property Rights (including software) or engage in such sales and marketing functions on behalf of the Company or any of its Subsidiaries.

          (j) All contractors, agents and consultants of the Company or any of its Subsidiaries who are or were involved in the creation of any of the Intellectual Property Rights, and all employees of the Company or any of its Subsidiaries, have executed an assignment of inventions agreement to vest in the Company or its Subsidiary, as appropriate, exclusive ownership of the Intellectual Property Rights. All contractors, agents and consultants of the Company or any of its Subsidiaries who have or have had access to Company Secret Information, and all employees of the Company or any of its Subsidiaries, have executed nondisclosure agreements to protect the confidentiality of Company Secret Information.

          (k) Without limiting the generality of the foregoing, all the software that the Company or any of its Subsidiaries licenses or otherwise makes available to customers, and all Intellectual Property Rights therein, were: (i) developed by employees of the Company or a Subsidiary of the Company within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; or

(iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Part 3.9(c) of the Company Disclosure Schedule. Neither the University of Cambridge nor any of its employees or affiliates, nor Mohamad Afshar nor any other founder of the Company or any of its Subsidiaries, has any right, title or interest in any of the Intellectual Property Rights.

          (l) No funding or grant provided to the Company or any of its Subsidiaries by any third party will affect, in any manner, the Intellectual Property Rights, and no such third party has any right, title or interest in the Intellectual Property Rights.

          (m) To the Knowledge of the Company, all material contracts, licenses and agreements relating to the Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any such contract, license or agreement. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the Company’s Knowledge, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation and its Subsidiaries will be permitted to exercise all of the rights of the Company and its Subsidiaries under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and its Subsidiaries would otherwise have been required to pay.

          (n) To the Knowledge of the Company, each of the Company and its Subsidiaries has fully complied at all material times and currently fully complies with all data protection and privacy legislation applicable to the Company or any of its Subsidiaries, including the UK Data Protection Act 1998 concerning the processing of personal data and the protection of privacy in the telecommunications sector and the Privacy and Electronic Communications (EC Directive Regulations 2003) (as amended) (together, the “Data Protection Legislation”). For the avoidance of doubt, the Data Protection Legislation includes: (i) the data protection principles (as defined under Schedule I of the UK Data Protection Act 1998); (ii) the requirements relating to registration and/or notification of processing of personal data; (iii) all subject information requests from data subjects; and (iv) where necessary, the obtaining of consent to direct marketing activity. Neither the Company nor any of its Subsidiaries has received any notice or complaint from any individual or regulatory authority alleging non-compliance with any Data Protection Legislation (including any prohibition or restriction on the transfer of data between any two jurisdictions) or claiming compensation for or an injunction in respect of non-compliance with any Data Protection Legislation.

     3.10 Compliance with Laws.

          (a) Since January 1, 2002, neither the Company nor any of its Subsidiaries has been in conflict with, or in default or violation of (i) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets was or is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries was or is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets was or is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company’s Knowledge, has been threatened against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted.

          (b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Company and of its Subsidiaries as currently conducted (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits, other than any Permit, the failure of which to be obtained has not had and could not reasonably be expected to have a Company Material Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries carries on or purports to carry on any regulated activity in contravention of Section 19 of the UK Financial Services and Markets Act 2000.

          (d) Each of the Company and its Subsidiaries has complied with all the requirements of the UK Health and Safety at Work Act 1974 and all other statutory requirements relating to the health and safety of its employees.

     3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the Company’s Knowledge, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any Governmental Entity or any arbitrator. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company or any of its Subsidiaries the legal right of the Company or any of its Subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted or that otherwise has had or is reasonably likely to have a Company Material Adverse Effect. As of the date hereof, to the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company or of any of its Subsidiaries to seek indemnification from the Company or any of its Subsidiaries.

     3.12 Employee Benefit Plans.

          (a) Part 3.12(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, including a list of each document comprising or embodying any material part thereof or relating thereto, and each staff handbook or written employment policies for each Group Company. The Company has provided to Parent accurate and complete copies of all such documents. Except as disclosed in Part 3.12(a) of the Company Disclosure Schedule, no Group Company is paying compensation or other payment to any former Employee (or relative or dependent) or former consultant. No Employee or consultant of any Group Company is entitled to any rights or benefits under the Employee Retirement Income Security Act of 1974, as amended, or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (b) Each Group Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no Knowledge of any material default or violation by any other party to, each Company Employee Plan and/or Employee Agreement. Each Company Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance in form and in operation with all applicable Legal Requirements, including the maintenance of reasonably accurate records. All tax clearances and approvals necessary or desirable to obtain favorable tax treatment for the operator of such Company Employee Plan or their participants have been obtained and have not been withdrawn, and, to the Company’s Knowledge, no act or omission has occurred which has or would prejudice any such tax clearance or approval. There are no actions, suits, claims, proceedings or investigations (including complaints to the Occupational Pensions Advisory Service, Pensions Ombudsman complaints or complaints to the Occupational Pensions Regulatory Authority) pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against or with respect to any Company Employee Plan, and, to the Company’s Knowledge, there are no facts or circumstances which may give rise to any such action, suit, claim, proceeding or investigation. Each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent or any Group Company (other than ordinary administration expenses typically incurred in a termination event). All contributions due from any Group Company with respect to any of the Company Employee Plans have been made as required or have been accrued on the Company Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

          (c) No proposal has been announced or made by any Group Company to amend any Company Pension Scheme or to establish any Company Pension Scheme, and no undertakings or assurances have been given or implied by any Group Company as to the introduction, continuation, increase or improvement of any retirement, death, sickness or disability benefits. The Company Life Assurance Scheme is an exempt approved scheme within the meaning of Section 592 TA 1988, and there is no reason why such exempt approved status may or could be withdrawn. The Company has provided Parent with full and accurate details of the Company Pension Schemes, including (i) all trust documentation and resolutions, (ii) all booklets and announcements which have been distributed to any member or beneficiary of any Company Pension Scheme, (iii) all documents relating to any other arrangement by reference to which any benefits under any Company Pension Scheme are promised, (iv) details of the rates and annual amounts of all contributions and premiums currently payable by and in respect of the members of the Company Pension Schemes, and (v) the written confirmation from the Savings Pensions and Share Schemes Office of the Inland Revenue of their approval of the Company Life Assurance Scheme as an exempt approved scheme within the meaning of Section 592 TA 1988 and their written approval of any subsequent amendments. No part-time employee of the Company or any of its Subsidiaries has been excluded from membership of the Company Pension Schemes at any time since April 8, 1976.

          (d) All lump sum benefits (other than refunds of contribution) payable under the Company Pension Schemes on the death of a member and all benefits payable during periods of sickness or disability of a member are fully insured under a policy effected with an insurance company of good repute at normal rates and on normal terms for persons in good health and nothing has been done or omitted which could enable any such insurance company to avoid the policy.

          (e) There are no actions, suits, claims or proceedings pending, or, to the Company’s Knowledge, threatened or reasonably anticipated under any workers’ compensation policy or long-term disability policy. No Company Employee Plan or Employee Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by statute.

          (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or release of obligations, with respect to any Employee.

          (g) Each Group Company: (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by any Legal Requirement or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of all applicable Legal Requirements, (iv) is not liable for any arrears of wages or any taxes (other than wages (and taxes thereon) which have accrued in the ordinary course of business but which are not yet payable) or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company’s Knowledge, no Employee or consultant of any Group Company has violated any employment, consulting, non-disclosure, non-competition or other agreement (nor any Legal Requirement relating to unfair competition, trade secrets or proprietary information) as a result of providing services to any Group Company or disclosing or using any information in connection with such services.

     3.13 Additional UK Employment Matters.

          (a) No amounts due to, or in respect of any Employee or consultant (including PAYE and national insurance and pension contributions) are in arrears or unpaid, other than wages (and taxes and national insurance contributions relating thereto), pension contributions and other benefits which have accrued in the ordinary course of business but which are not yet payable.

          (b) To the Knowledge of the Company, no Group Company is liable to pay any industrial levy nor has any outstanding undischarged liability to pay any Governmental Entity in any jurisdiction any Taxation, contribution or other impost arising in connection with the employment or engagement by the Group Company of any Employee or consultant other than, in the UK, PAYE and national insurance contributions in respect of Employees and VAT in respect of consultants registered for VAT.

          (c) No Group Company has received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union (whether recognized or unrecognized), association of trade unions, works council, staff association or other organization or body of Employees, nor has any Group Company done any act which might be construed as recognition, nor has any Group Company in respect of any Employee entered into any agreement with any trade union or other employee body representing employees concerning the introduction of new equipment or technology. To the Knowledge of the Company, no Group Company operates any industrial training program, youth opportunities scheme or any similar programs or schemes. To the Knowledge of the Company, no work stoppage, labor strike, slowdown, lockout or other labor dispute against any Group Company is pending, threatened or reasonably anticipated.

          (d) No Group Company is involved in, or has been involved in the last five years in, any material industrial or trade dispute or any dispute or negotiation regarding a claim of material importance or the dismissal, suspension, disciplining or varying of the terms and conditions of employment of any Employee, staff association or other organization or body of Employees, and, to the Company’s Knowledge, there are no facts which might indicate that there may be any such dispute or negotiation.

          (e) To the Knowledge of the Company, no material disciplinary action, whether formal or informal, has been taken against any Employee and no grievance or complaint of sex, race or disability discrimination, whether formal or informal, has been raised by any Employee.

          (f) To the Knowledge of the Company, no Employee or consultant has made any claim against any Group Company for loss of office or arising out of the termination of his office, employment or consultancy or in respect of any accident or injury or otherwise and, to the Company’s Knowledge, there is no event which would or might give rise to any such claim. To the Company’s Knowledge, there is no person previously employed by any Group Company who now has or may have a right to return to his work or a right to be reinstated by that Group Company under the provisions of the Employment Rights Act 1996. No liability in excess of $15,000 has been incurred by any Group Company in the past three years or may be incurred for breach of any contract of service or for services (including consultancy services), for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee or consultant or for any other liability accruing from the actual or proposed termination or variation of any contract of employment or for services (including consultancy services) or arising from any of the transactions contemplated hereby.

          (g) No gratuitous payment has been made or promised by any Group Company (i) in respect of or contingent on the consummation of the transactions contemplated hereby; or (ii)

in connection with the actual or proposed termination, suspension or variation of any contract of employment or engagement of any Employee or consultant.

          (h) All Employees who require a work permit will have such a permit in force at the Closing, and such permit will remain in force for at least three months following the Closing. No person has been employed by a Group Company who does not have leave to enter or remain in the United Kingdom or otherwise in breach of Section 8 of the Asylum and Immigration Act 1996.

          (i) Each Group Company has in relation to each of its Employees complied with all obligations imposed on it by Article 141 of the Treaty of Rome, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996 and all other statutes, regulations and codes of conduct relevant to the relations between the Group Company and its Employees, and the Group Company has maintained adequate and suitable records regarding their service. Since January 1, 2004, no Group Company has (i) been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE”), (ii) failed to comply with any duty to inform and consult any appropriate representatives under Regulation 10 of TUPE, (iii) given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, or (iv) failed to comply with any obligation under that statute.

          (j) Except as disclosed in Part 3.13(j) of the Company Disclosure Schedule, in connection with the termination of his employment, no Employee would be entitled to any amount (whether pursuant to any Employee Agreement or otherwise) other than the basic statutory redundancy payment as calculated in terms of Section 162 of the Employment Rights Act 1996 or to include in the calculation of his or her continuous employment any employment by any other Person before his or her employment by any Group Company. Part 3.13(j) of the Company Disclosure Schedule contains true, complete and accurate particulars of any redundancy policies and formulae.

     3.14 Environmental Matters.

          (a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries is not in compliance in all respects with all applicable Environmental Laws. To the Knowledge of the Company, there are no circumstances that may prevent or interfere with compliance by the Company and its Subsidiaries with all applicable Environmental Laws. All Company Permits and other governmental authorizations currently held by the Company or any of its Subsidiaries pursuant to any Environmental Law are in full force and effect, the Company and its Subsidiaries are in compliance in all material respects with all of the terms of such Company Permits and authorizations, and no other Company Permits or authorizations are required by the Company or any of its Subsidiaries for the conduct of their respective businesses. The management, handling, storage, transportation, treatment and disposal by the Company and its Subsidiaries of all Environmental Materials have been in compliance in all material respects with all applicable Environmental Laws.

          (b) There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries or, to the Company’s Knowledge, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, nor, to the Company’s Knowledge, is there any circumstance that might form the basis for any Environmental Claim.

     3.15 Certain Agreements. Except as otherwise set forth in the applicable lettered subsection of Part 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by:

          (a) any plan, contract or arrangement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (b) any agreement of indemnification, any guaranty or any instrument evidencing Indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

          (c) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company’s or any of its Subsidiaries’ freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (d) any agreement or commitment relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets not in the ordinary course of business;

          (e) any development, licensing, distribution, resale or other agreement, contract or commitment with regard to the development, acquisition, licensing, distribution or resale of any Intellectual Property Rights, other than licenses to customers of the Company pursuant to the Company’s standard form of license agreement attached hereto as Exhibit B;

          (f) any agreement to forgive any indebtedness in excess of $5,000 of any Person to the Company or any of its Subsidiaries;

          (g) any loan agreement, promissory note or other evidence of Indebtedness;

          (h) any agreement pursuant to which the Company or any of its Subsidiaries (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment are or will become due), (B) incorporates any third-party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by the Company or any of its Subsidiaries or any license of source code (including customary source code escrow arrangements entered into in the ordinary course of business);

          (i) any agreement which may obligate the Company or any of its Subsidiaries to make aggregate payments in excess of $25,000 to any third party during the period from the date of this Agreement to March 31, 2007;

          (j) any agreement pursuant to which the Company or any of its Subsidiaries (A) reasonably expects to receive aggregate payments in excess of $25,000 during the period from the date of this Agreement to March 31, 2007, or (B) reasonably expects to recognize revenue in such aggregate amount during such period;

          (k) any agreement or arrangement regulating prices stating in relation to each whether the UK Contracts (Rights of Third Parties) Act 1999 has been expressly excluded or varied with effect from May 11, 2000;

          (l) any agreement or arrangement under which the Company or any of its Subsidiaries is subject to any liability, contingent or otherwise, to a third party under the UK Contracts (Rights of Third Parties) Act 1999;

          (m) any agreement or arrangement to which Section 317, 320 or 330 of the UK Companies Act applies;

          (n) any agreement or commitment with any affiliate of the Company (including any director, officer or stockholder of the Company or any of its Subsidiaries);

          (o) any agreement or commitment currently in force providing for capital expenditures by the Company or any of its Subsidiaries in excess of $10,000;

          (p) any power of attorney or agency agreement or arrangement;

          (q) any agreement or commitment upon which the business of the Company or any of its Subsidiaries is substantially dependent;

          (r) any other agreement or commitment that cannot be terminated by the Company within thirty days without any liability or obligation in excess of $10,000;

          (s) any other agreement or commitment entered into outside the ordinary course of business or at other than arm’s length; or

          (t) any other agreement or commitment currently in effect that is material to the Company’s or its Subsidiaries’ business as presently conducted or proposed to be conducted.

     Each plan, contract, agreement, arrangement or other commitment that is required to be disclosed in the Company Disclosure Schedule pursuant to this Section 3.15 or otherwise shall be referred to herein as a “Company Contract.” Each Company Contract is valid and, to the Knowledge of the Company, in full force and effect in accordance with its terms. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

     3.16 Brokers’ and Finders’ Fees. Other than the Success Fee, neither the Company nor any of its Subsidiaries has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. There are no Transaction Expenses other than (a) fees and disbursements of McDermott Will & Emery LLP and PricewaterhouseCoopers LLP, (b) the Company Stockholder Representative Fee, (c) the Success Fee and (d) any value added tax charged pursuant to the U.K. Value Added Taxes Act 1994 with respect to any of the foregoing.

     3.17 Insurance. Part 3.17 of the Company Disclosure Schedule sets forth a description of each insurance policy or bond which provides coverage for the Company or any of its Subsidiaries, including the D&O Insurance. The Company has provided notice to its insurers in accordance with the applicable insurance policies or bonds of all potential claims of which the Company has Knowledge, and there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company’s Knowledge, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The Company and its Subsidiaries have not incurred any material uninsured loss or casualty, nor is the Company aware of any circumstance or occurrence that could result in a material uninsured loss or casualty for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any knowing or intentional misrepresentation of, or knowingly or intentionally omitted to disclose, any material fact to any of its insurers that might justify denial by such insurer of any coverage under any such policy or bond.

     3.18 Customers; Accounts Receivable.

          (a) Part 3.18 of the Company Disclosure Schedule lists each customer of the Company from January 1, 2000 to March 31, 2005. No such customer has indicated to management of the Company or any of its Subsidiaries that it will or may stop buying, discontinue services, or materially decrease the rate of buying services or products of the Company and its Subsidiaries.

          (b) The receivables shown on the Recent Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or, to the Knowledge of the Company, are collectible in the book amounts thereof, less the allowance for doubtful accounts provided for on the Recent Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate in all material respects and have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. The Company’s receivables arising after the date of the Recent Company Balance Sheet and prior to the Closing Date arose in the ordinary course of business, consistent with past practice, and have been collected or, to the Knowledge of the Company, are collectible in the book amounts thereof, less a reasonable allowance for doubtful accounts determined in accordance with the Company’s past practices. To the Company’s Knowledge, none of its receivables is subject to any material claim of setoff, recoupment or counter claim and it has no Knowledge of any specific facts or circumstances that could give rise to any such claim. No receivables are contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

     3.19 Board Approval. The Board of Directors of the Company has approved this Agreement and declared the advisability of this Agreement and the Merger and recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.20 Minutes and Stock Records. The minute books of the Company and its Subsidiaries contain accurate records of all meetings and consents in lieu of meetings of the board of directors (or equivalent) of the Company and its Subsidiaries (and any committees thereof, whether permanent or temporary) and of its stockholders (or equivalent) since inception, including copies of all materials distributed by the Company or any of its Subsidiaries to such persons, and such records accurately reflect all transactions referred to in such minutes and consents. The stock books (or equivalent) of the Company and its Subsidiaries accurately reflects the ownership of the capital stock (or equivalent) of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of the minutes, consents and stock books (and equivalents) of the Company and its Subsidiaries.

     3.21 Accounting System. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Company’s Knowledge, there is no significant deficiency or material weakness in the Company’s internal control over financial reporting. Part 3.21 of the Company Disclosure Schedule includes complete and accurate copies of any management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries.

     3.22 Corrupt Practices. Neither the Company nor, since January 1, 2002, any of its Subsidiaries has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. Neither the Company nor any of its Subsidiaries has paid any commission or made any payment whether to secure business or otherwise to any Person which in the hands of such Person would in accordance with the relevant law be regarded as illegal or improper. No director, officer, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries has been a party to the use of any assets of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of the Company or any of its Subsidiaries, or to the making of any unlawful payment.

     3.23 Disclosure. None of the information furnished or made available by the Company to Parent in this Agreement, the Company Disclosure Schedule, or in any certificate to be executed or delivered pursuant hereto by the Company at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact Known to the Company and not disclosed to Parent in writing that is reasonably likely to give rise to a Company Material Adverse Effect or to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

Article 4
Representations and Warranties Regarding Parent and Merger Sub

     Parent and Merger Sub represent and warrant to the Company and the Company Stockholders as set forth in this Article 4, subject to any exceptions expressly stated in the disclosure schedule delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Schedule”). Exceptions on the Parent Disclosure Schedule shall specifically identify the representation to which they relate; provided, however, that any matter disclosed pursuant to one section or subsection of the Parent Disclosure Schedule is deemed disclosed for such other sections or subsections of the Parent Disclosure Schedule as, and only to the extent that, it is reasonably apparent that such matter relates to such other section or subsection of the Parent Disclosure Schedule and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Parent Disclosure Schedule would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

     4.1 Organization of Parent and Merger Sub. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     4.2 Authority; Non-Contravention.

          (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption and approval of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger pursuant to Delaware Law. No approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby.

This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Organization or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.2(c) below, conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which any of their respective material properties or assets is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any material contract, agreement, instrument or other obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets are bound or affected.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     4.3 Litigation. There are no claims, suits, actions or proceedings pending or, to Parent’s Knowledge, threatened against, relating to or affecting Parent or any of its Subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the Parties hereto to consummate the Merger.

     4.4 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.5 Sufficient Funds. As of the date hereof, Parent has sufficient unrestricted cash on hand to pay the Total Merger Consideration and all costs and expenses incurred by Purchaser in connection with the transactions contemplated hereby.

Article 5
Conduct Prior to the Effective Time

     5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, limit its capital expenditures to $25,000 in the aggregate, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees (subject to attrition not materially different than past practices), (iii) collect in all material respects its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations.

     5.2 Tax Matters. Without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, take affirmative action to surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

Article 6
Covenants

     6.1 Approval by Stockholders of the Company. Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and by-laws to solicit the Company Stockholder Approval of the adoption and approval of this Agreement and the Merger. The Company will use its best efforts to take all action necessary or advisable to secure such Company Stockholder Approval within two business days after the execution hereof. The Company’s obligations in this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any proposal for any third party acquisition transaction described in Section 6.3. At the request of Parent from time to time, the Company shall apprise Parent of the progress of the Company toward obtaining such Company Stockholder Approval and shall provide such documentation thereof as Parent shall reasonably request. The Company shall afford Parent a reasonable opportunity to review and comment upon any written materials delivered to any stockholders of the Company under this Section 6.1. Immediately after execution of this Agreement, each Company Stockholder shall pursuant to Section 228 of Delaware Law execute and deliver to the Company and Parent the written consent of such Company Stockholder to the adoption and approval of this Agreement and the Merger.

     6.2 Confidentiality. Each Party will treat and hold all of the Confidential Information as confidential and refrain from using any of the Confidential Information except in connection with the enforcement of this Agreement. In the event that any Party is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Party will notify the other Parties promptly of the request or requirement so that Parent and the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is legally required to disclose any Confidential Information, such Party may disclose the Confidential Information to the extent so required (but only to the extent so required); provided, however, that the disclosing Party shall permit Parent and the Surviving Corporation to seek an order or other assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed. Each Party will cooperate with Parent and the Surviving Corporation in seeking such treatment. The provisions of this Section shall survive any termination of this Agreement for any reason.

     6.3 No Solicitation.

          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company and its Subsidiaries will not, and the Company Stockholders will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company, its Subsidiaries and the Company Stockholders will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director, affiliate or employee of the Company, any of its Subsidiaries or any of the Company Stockholders or any investment banker, attorney or other advisor or representative of the Company, any of its Subsidiaries or any of the Company Stockholders shall be deemed to be a breach of this Section 6.3 by the Company.

          (b) In addition to the obligations of the Company and the Company Stockholders set forth in Section 6.3(a), each of the Company and the Company Stockholders as promptly as practicable, and in any event within 24 hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company or such Company Stockholder reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company and the Company Stockholders will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

     6.4 Public Disclosure. Parent, Merger Sub, the Company, the Company’s Subsidiaries and the Company Stockholders will not make any public disclosure concerning the Merger or any of the other transactions contemplated hereby without the prior written consent of Parent and the Company’s Board of Directors, except as Parent may be required by law or any listing agreement with the Nasdaq Stock Market, Inc.

     6.5 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 8 to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and giving all necessary notices to, third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) Parent and Merger Sub, on the one hand, and the Company, on the other hand, will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger and (iii) any litigation relating to, involving or otherwise affecting the consummation of the Merger or the other transactions contemplated hereby.

     6.6 Benefit Plans. From and after the Closing, each employee of the Company and its Subsidiaries shall be eligible to participate in the employee benefit plans of Parent (the “Parent Benefit Plans”) to the same extent as any similarly situated and geographically located employee of Parent and its affiliated companies. All employee welfare benefit plans of Parent which Parent elects to continue after the Effective Time and in which the employees of the Company or any of its Subsidiaries shall be entitled to participate after the Effective Time shall, to the extent permitted by applicable Legal Requirements and the terms of such plans, (a) recognize expenses and claims that were incurred by the employees of the Company and its Subsidiaries in the year in which the Effective Time occurs for purposes of computing deductible amounts, co-payments or other limitations on coverage under such plans and (b) provide coverage for pre-existing health conditions of any employee of the Company or any of its Subsidiaries. In addition, for eligibility and vesting purposes (but not for benefit computation or accrual purposes) under plans of Parent, service by an Employee for the Company prior to the Effective Time shall be taken into account to the same extent as service for Parent; provided, that nothing herein shall require the inclusion of any such Employee in any such plan prior to the Effective Time; and further provided, that in determining the amount of vacation time to which any such Employee shall be entitled from and after the Effective Time under the applicable terms of the vacation policy of Parent (which terms need not be comparable to the terms of the vacation plan or policy of the Company), credit shall be given (up to the limits provided for in the vacation policy of Parent) for such Employee’s service for the Company prior to the Effective Time (it being understood that Parent does not have a policy of paying for unused vacation time). Nothing in this Section 6.6 shall obligate Parent or any of its affiliated companies to employ any person for any period of time after the Closing, and this Section 6.6 shall not be construed to limit the ability of Parent or any of its affiliated companies to alter the terms and conditions of, or terminate, the employment of any person. In addition, nothing contained in this Section 6.6 shall be deemed to prevent Parent from amending or terminating any Parent Benefit Plan in accordance with its terms.

     6.7 Indemnification, Exculpation and Insurance Plans

          (a) Indemnification and Exculpation. Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transaction contemplated by this Agreement) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) (as each is in effect on the date hereof), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

          (b) Survival. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves, then, and in each such case, Parent shall cause proper provision to be made so the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

          (c) Directors’ and Officers’ Liability Insurance. At or before the Closing, the Company shall exercise its option under its current directors’ and officers’ liability insurance policy (“D&O Insurance”) to purchase additional coverage for a period of six years covering acts or omissions occurring prior to the Effective Time.

          (d) Enforceability. The provisions of this Section 6.7: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Article 7
Indemnification; Survival of Representations

     7.1 Agreement to Indemnify.

          (a) Subject to the terms and conditions of this Article 7, each Company Stockholder, severally and not jointly, hereby agrees (without any right of indemnification, contribution or subrogation from or against the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless Parent and each of its Subsidiaries and each of their respective directors, officers, agents and affiliates (collectively, the “Parent Group”) from and against any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any member of the Parent Group (collectively, all such amounts are hereinafter referred to as “Parent Claims”) for any of the following: (i) as a result of any breach of any representation or warranty of such Company Stockholder in Article 2 or Section 7.5 of this Agreement, and (ii) as a result of any breach of any covenant or agreement of such Company Stockholder in this Agreement.

          (b) Subject to the terms and conditions of this Article 7, the Company Stockholders, jointly and severally, hereby agree (without any right of indemnification, contribution or subrogation from or against the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless the Parent Group from and against any Parent Claims for any of the following: (i) as a result of any breach of any representation or warranty in Article 3 of this Agreement, (ii) as a result of any breach of any representation or warranty of the Company in any certificate or other document delivered at the Closing, (iii) as a result of any breach, but solely prior to the Effective Time, of any covenant or agreement of the Company in this Agreement or any certificate or other document delivered at the Closing, (iv) as a result of any act or failure to act, or any alleged act or alleged failure to act, of the Company Stockholder Representative (including fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative), including any failure or alleged failure of the Company Stockholder Representative to distribute properly all or any portion of the Total Merger Consideration, (v) as a result of there being any Outstanding Indebtedness (including the amount thereof), other than Outstanding Indebtedness which is (A) set forth on the certificate delivered to Parent pursuant to Section 1.8(d) and (B) deducted from the total consideration paid at the Closing pursuant to Section 1.8(a), (vi) as a result of there being any Excess Transaction Expenses (including the amount thereof), other than Excess Transaction Expenses which are (A) set forth on the certificate delivered to Parent pursuant to Section 1.8(d) and (B) deducted from the total consideration paid at the Closing pursuant to Section 1.8(a), and (vii) as a result of the commencement or exercise, or attempted exercise, by any holder of Company Stock of appraisal or dissenters’ rights in connection with the transactions contemplated by this Agreement or any other Stockholder Action.

          (c) With respect to any member of the Parent Group other than Parent, the Company Stockholders and the Company Stockholder Representative acknowledge and agree that Parent is contracting on its own behalf and for such member and Parent shall obtain and hold the rights and benefits provided for in this Section 7.1 in trust for and on behalf of such member.

          (d) Solely for purposes of determining the amount of any Parent Claim resulting from any breach of any representation, warranty, covenant or agreement (but not for purposes of determining whether or not any such breach has occurred), such amount shall be determined as if each such representation, warranty, covenant or agreement contained no qualification as to materiality or Company Material Adverse Effect.

     7.2 Survival; Limitation of Liability.

          (a) Survival. Except as set forth in this Section 7.2, all representations, warranties, covenants and agreements made by any Party in this Agreement or any certificate or other writing contemplated hereby or delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other Party.

          (b) Survival Periods. A Parent Claim may be brought only if Parent has given the Company Stockholder Representative written notice of such Parent Claim (i) in the case of Parent Claims under Section 7.1(b)(i) or Section 7.1(b)(ii) (in each case, other than with respect to IP Representations and Core Representations) or under Section 7.1(b)(v) or Section 7.1(b)(vi), on or before first anniversary of the Closing Date, (ii) in the case of Parent Claims under Section 7.1(b)(i) or Section 7.1(b)(ii), in each case with respect to IP Representations, on or before the second anniversary of the Closing Date, and (iii) in the case of Parent Claims under Section 7.1(b)(i) or Section 7.1(b)(ii), in each case with respect to Core Representations, on or before the expiration of the statute of limitations applicable with respect to such Parent Claim.

          (c) Minimum Indemnification Amount. No indemnification shall be required to be made by the Company Stockholders for any individual Parent Claim under Section 7.1(b)(i) or Section 7.1(b)(ii) in an amount less than $1,000 (the “Minimum Claim Amount”). In addition, no indemnification shall be required to be made by the Company Stockholders for any Parent Claim under Section 7.1(b)(i) or Section 7.1(b)(ii) until the total of all Parent Claims greater than the Minimum Claim Amount exceeds $250,000 in the aggregate, in which case the Company Stockholders’ indemnification obligations shall extend to the full amount of all such Parent Claims, relating back to the first dollar.

          (d) Maximum Indemnification Amount for Certain Claims. Notwithstanding anything contained in this Agreement to the contrary, the aggregate liability of the Company Stockholders shall not exceed:

          (i) an aggregate of $4,000,000, in the case of Parent Claims under Section 7.1(b)(i), Section 7.1(b)(ii) (in each case, other than with respect to IP Representations or Core Representations), Section 7.1(b)(v), Section 7.1(b)(vi) or Section 7.1(b)(vii);

          (ii) an aggregate of $5,000,000, in the case of Parent Claims under Section 7.1(b)(i) or Section 7.1(b)(ii), in each case with respect to IP Representations, together will all other Parent Claims subject to the limit under the preceding clause (i) of this Section 7.2(d); provided, however, that if as of the first anniversary of the Closing Date no Parent Claim has been made with respect to any IP Representation, the limitation under this clause (ii) of this Section 7.2(d) shall be reduced from $5,000,000 to $4,000,000;

          (iii) an aggregate amount equal to the Total Merger Consideration, in the case of Parent Claims under Section 7.1(b)(i) or Section 7.1(b)(ii), in each case with respect to Core Representations, together with all other Parent Claims subject to the limits under the preceding clauses (i) and (ii) of this Section 7.2(d); or

          (iv) an aggregate amount equal to the Total Merger Consideration, in the case of all Parent Claims under this Article 7, including all Parent Claims subject to the limits under the preceding clauses (i), (ii) and (iii) of this Section 7.2(d).

          (e) Fraud Claims. Sections 7.2(b), 7.2(c) and 7.2(d) shall not apply to any Fraud Claim.

     7.3 Assertion of Claims.

          (a) Recovery by Parent. Parent shall not be entitled to receive any payment with respect to a Parent Claim unless Parent shall have given the Company Stockholder Representative written notice of the existence of such Parent Claim. Such notice shall contain a reasonable summary of the basis for the Parent Claim and the provision or provisions of this Agreement (or other agreement, certificate or document) under which such indemnification is sought. If the Company Stockholder Representative does not dispute the basis or amount of any Parent Claim within 30 days of receiving written notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided herein. If the Company Stockholder Representative disagrees with the basis for or amount of the Parent Claim, then within 30 days of receiving written notice thereof, the Company Stockholder Representative shall give notice to Parent of such disagreement (which notice shall contain a reasonable summary of the basis for such disagreement) and, in that case, Parent shall have the right promptly to recover indemnity for any undisputed amount as and to the extent provided herein, but shall have no right to recover indemnity for any disputed amount hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Parent’s recovery, in which case Parent shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) Parent and the Company Stockholder Representative agree in writing to the amount of Parent’s recovery, in which case Parent shall have the right promptly to recover the amount so agreed.

          (b) Third-Party Claims. The obligations and liabilities of any Party against which an indemnification claim is brought (the “Indemnifying Party”) with respect to matters resulting from the assertion of liability by third parties (each, a “Third-Party Claim”) shall be subject to the following terms and conditions:

          (i) Notice. The Person entitled to indemnification hereunder (the “Indemnified Party”) shall give written notice to the Indemnifying Party (or, in the case of indemnification under Section 7.1(b), the Company Stockholder Representative) within 15 days after the receipt by such Indemnified Party of any Third-Party Claim, which notice shall contain a reasonable summary of the basis of such Third Party Claim, and the amount of such claim to the extent known; provided, however, that no delay or failure to give such notice on the part of the Indemnified Party shall relieve any Indemnifying Party from any obligation hereunder unless (and then solely to the extent) such Indemnifying Party is materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including but not limited to, any summons, complaint or other pleading which may have been served or written demand, or other document or instrument.

          (ii) Defense. The Indemnified Party shall have the right and obligation to defend against, negotiate, settle or otherwise deal with any Third-Party Claim in good faith but otherwise in such manner as the Indemnified Party deems appropriate and to be represented by counsel of its own choice. The Indemnified Party shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party (or, in the case of indemnification under Section 7.1(b), the Company Stockholder Representative), which consent shall not be unreasonably withheld, so long as the Indemnified Party is contesting or defending the same with reasonable diligence and in good faith; provided, however, that the Indemnifying Party may participate in any proceeding with counsel of its choice and at its expense. In the event the Indemnified Party fails to defend against, negotiate, settle or otherwise deal with such Third Party Claim as provided above in this Section 7.3(b), then the Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in good faith and otherwise in such manner as the Indemnifying Party deems appropriate; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim (A) in the case of a settlement, unless the settlement includes, as an unconditional term thereof, the giving by the third party of a release of the Indemnified Party from all liability in respect of such Third-Party Claim (other than pursuant to the terms of the settlement), (B) if the judgment or settlement involves any injunctive or other equitable relief, without the prior written consent of the Indemnified Party, and (C) if the judgment or settlement with respect to an Indemnified Party involves any amount in excess of the indemnification obtained by the Indemnified Party hereunder, without the prior written consent of the Indemnified Party.

     7.4 Exclusive Remedy. Except as otherwise provided in Article 7, Article 9 and Article 10 of this Agreement, Parent shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, against the Company Stockholders for monetary damages arising out of or relating to this Agreement and the representations, warranties, covenants and agreements contained herein apart from the remedies set forth in Article 7 hereof.

     7.5 Release of Claims.

          (a) Each Company Stockholder, on its own behalf and on behalf of its successors, assigns, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates, and any other Person claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Effective Time, the Company, and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, stockholders, partners, insurers, Subsidiaries and affiliates (the “Released Parties”), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing (the “Released

Claims”), including without limitation any and all of the foregoing arising out of or relating to (i) such Company Stockholder’s capacity as a current or former stockholder, option holder, warrant holder or other security holder, director, officer, employee, member, manager, partner or agent of the Company or any of its predecessors, Subsidiaries or affiliates (or such Company Stockholder’s capacity as a current or former trustee, director, officer, employee, member, manager, partner or agent of any other entity in which capacity such Company Stockholder is or was serving at the request of the Company or any of its Subsidiaries), (ii) any rights of indemnification or contribution, whether pursuant to the Released Parties’ certificates of incorporation, bylaws, applicable law, contract or otherwise, or (iii) any contract, agreement or other arrangement (whether verbal or written, but excluding this Agreement) entered into or established prior to the Closing, including any contracts, agreements or other arrangements required to be disclosed on the Company Disclosure Schedule and any stockholder agreements, investor agreements, employment agreements or non-competition agreements, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing. Each Company Stockholder understands that this is a full and final general release of all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties.

          (b) Each Company Stockholder represents and warrants to the Released Parties that there are no Encumbrances on or against any of the Released Claims released by such Company Stockholder.

          (c) The terms of this Section 7.5 are contractual and not mere recitals. Except as expressly set forth herein, this Agreement is executed without reliance upon any representation, warranty, covenant or agreement of the Released Parties or any representative of the Released Parties, and each Company Stockholder has carefully read this Agreement, has been advised of its meaning and consequences by such Company Stockholder’s attorney, and has signed the same freely and willingly.

          (d) Notwithstanding the foregoing provisions of this Section 7.5, nothing contained in this Agreement shall be construed as an admission by any Party of any liability of any kind to any other Party.

Article 8
Closing Conditions

     8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. The Company Stockholder Approval of the adoption and approval of this Agreement and the Merger shall have been obtained.

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order

(whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) Governmental Consents. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

     8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) Documents. All actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby or to be delivered to the Company will be reasonably satisfactory in form and substance to the Company.

     8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Company Representations and Warranties. Each representation and warranty regarding the Company or any of its Subsidiaries contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

          (b) Company Agreements and Covenants. Each of the Company and its Subsidiaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c) Company Stockholder Representations and Warranties. Each representation and warranty of each Company Stockholder contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct as of such particular date).

          (d) Company Stockholder Agreements and Covenants. Each Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred. For purpose of this Section 8.3(e), Company Material Adverse Effect shall not include (i) any change in the market price or trading volume of the stock of Parent or of any publicly traded software companies, or publicly-traded companies comparable to the Company or the Parent, or relating to or resulting from the United States’, United Kingdom’s or international securities markets in general; (ii) any change arising out of conditions affecting the economy or industry of Company or Parent in general, except to the extent that such conditions shall have a disproportionate effect on the Company and its Subsidiaries; (iii) delays or cancellations of customer projects or project implementations (but not cancellations of contracts) involving the Company and any third party (including any delay or pause in negotiations with such third party) which the Company can reasonably demonstrate is directly attributable to the announcement of the transactions contemplated hereby; (iv) the acquisition, change of control or initial public offering of any competitor of the Company or the Parent; (v) any change or effect resulting from a change in accounting rules or procedures announced after the date of this Agreement by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. or UK generally accepted accounting principles; (vi) any effect, event or change resulting from a breach of this Agreement by Parent; (vii) any effect, event or change resulting from or arising out of any change in any law enacted after the date of this Agreement which is applicable to Parent, the Company or any of its Subsidiaries; or (viii) the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States, the United Kingdom or elsewhere, except to the extent that any such event shall have a disproportionate effect on the Company and its Subsidiaries. For purposes of this Section 8.3(e), a Company Material Adverse Effect will be deemed to exist if the change, event, circumstance or effect results in or could reasonably be expected to result in a loss, liability or reduction in value in an amount in excess of $300,000; provided, however, that this provision shall not be interpreted to exclude from the definition of Company Material Adverse Effect losses, liabilities or reductions in value in amounts less than $300,000.

          (f) Consents. (i) All required approvals or consents of any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby, and all approvals and consents identified on Part 8.3(f) of the Parent Disclosure Schedule, shall have been obtained (and all relevant waiting periods shall have expired), and (ii) all such approvals and consents shall be on terms reasonably satisfactory to Parent.

          (g) Dissenters’ Rights. No holder of Company Preferred Stock, and no other stockholders of the Company representing more than five percent (5%) of the Company Common Stock, shall have exercised or attempted to exercise appraisal or dissenters’ rights in connection with the transactions contemplated by this Agreement or commenced any other Stockholder Action.

          (h) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Stock (or shares of stock of the Surviving Corporation), including the right to vote on any matter or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

          (i) Legal Opinion. Parent shall have received from McDermott Will & Emery LLP, special counsel to the Company, an opinion in form and substance reasonably satisfactory to Parent.

          (j) Employment Arrangements. Each employee designated on Part 8.3(j) of the Parent Disclosure Schedule shall have accepted employment with Parent or an affiliate of Parent (including, for this purpose only, the UK Subsidiary, but only after the Closing) on terms and conditions satisfactory to Parent, and no such employee shall have terminated such employment arrangement or provided notice of his or her intention to do so.

          (k) Termination of Options and Warrants. Parent shall be satisfied that all Company Options and warrants to purchase Company Stock shall have expired or been terminated or otherwise cancelled (or shall expire or terminate or otherwise be cancelled as of immediately prior to the Effective Time).

          (l) Termination of Investor Agreements. Parent shall be satisfied that the following agreements shall have been terminated as of immediately prior to the Effective Time: (i) the Investors’ Rights Agreement dated as of July 1, 2003 among the Company and the other parties thereto, as amended to date and (ii) the letter agreement regarding Assignment of Intellectual

Property dated as of June 24, 2004 among the Company, the UK Subsidiary, Carlyle Europe Venture Partners, L.P. and CEVP Co-Investment, L.P.

          (m) Release. Parent shall be satisfied that the Company shall have obtained from John Ashworth a release, effective at or before the Closing, of any and all claims which he may have against the Company or any of its Subsidiaries (other than claims for indemnification pursuant to the Company’s certificate of incorporation and by-laws), and that all amounts paid or payable by the Company to John Ashworth in connection with such release or otherwise shall not exceed $40,000.

          (n) Resignations. Parent shall have received written resignations from all of the directors and officers of the Company and its Subsidiaries effective as of the Effective Time.

          (o) FIRPTA. On or before the Closing Date, the Company shall have delivered to Parent a certification that shares of Company Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Parent, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Parent does not receive the certification and authorization to file the notice as described above on or before the Closing Date, Parent, Merger Sub, the Company, or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

          (p) Certified Charter; Good Standing Certificates. Parent shall have received from the Company a copy of the Certificate of Incorporation of the Company, certified as of or within three (3) business days prior to the Closing Date by the Secretary of State of the State of Delaware, and copies of the certificate of incorporation and memorandum and articles of association of the UK Subsidiary, certified as of or within three (3) business days prior to the Closing Date by the UK Registrar of Companies, together with certificates, dated as of or within three (3) business days prior to the Closing Date, as to the good standing of the Company and each of its Subsidiaries from the Secretary of State (or comparable officer) of such jurisdictions as Parent shall request.

          (q) Secretary’s Certificate. Parent shall have received from the Company a certificate of the secretary of each of the Company and its Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the certificate of incorporation or other organizational documents of such Person since the date specified in Section 8.3(p); (ii) the bylaws of such Person; (iii) any resolutions of the board of directors (or a duly authorized committee thereof) and stockholders of such Person relating to this Agreement and the transactions contemplated hereby and (iv) as to the Company, the delivery of written notice of the Company Stockholder Approval in accordance with Section 228(e) of Delaware Law, together with the written notice required by Section 262(d)(2) of Delaware Law, to each stockholder of the Company entitled thereto.

          (r) Documents. All actions to be taken by the Company and the holders of Company Stock in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby or to be delivered to Parent or Merger Sub will be reasonably satisfactory in form and substance to Parent and Merger Sub.

Article 9
Termination, Amendment and Waiver

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

          (a) by the written consent of Parent and the Company;

          (b) by either the Company or Parent if the Merger shall not have been consummated within ten (10) business days of the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Company if any action or failure to act by the Company or any of its Subsidiaries or any Company Stockholder has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, or (ii) Parent if any action or failure to act by Parent or Merger Sub has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

          (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 9.1(d) until five (5) days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent and Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if such breach by Parent or Merger Sub is cured during such five-day period, or if the Company shall have materially breached this Agreement); or

          (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Company Stockholder, if applicable, set forth in this Agreement, or if any representation or warranty of the Company or any Company Stockholder shall have become untrue, in either case such that the conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(c) or Section 8.3(d) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the representations and warranties of the Company or such Company Stockholder or breach by the Company or such Company Stockholder is curable by the Company or such Company Stockholder, then Parent may not terminate this Agreement under this Section 9.1(e) until five (5) days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company and such Company Stockholder, if applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by the Company or such Company Stockholder is cured during such five-day period, or if Parent shall have materially breached this Agreement).

     9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2, this Section 9.2, Section 9.1 and Article 10, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Letter of Intent dated as of January 28, 2005 by and between Parent and the Company (the “Letter of Intent”), all of which obligations shall survive termination of this Agreement in accordance with their terms.

     9.3 Fees and Expenses. Except to the extent otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

     9.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Merger Sub, the Company and the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock and Series B Preferred Stock (voting together with the shares of Company Common Stock as a single class) entitled to vote at a duly called meeting of stockholders of the Company, and the holders of a majority of the outstanding shares of Series B Preferred Stock.

     9.5 Extension; Waiver. Any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Each Company Stockholder shall be bound by any extension or waiver granted by the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock and Series B Preferred Stock (voting together with the shares of Company Common Stock as a single class) entitled to vote at a duly called meeting of stockholders of the Company, and the holders of a majority of the outstanding shares of Series B Preferred Stock. Subject to the foregoing, any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article 10
General Provisions

     10.1 Tax Matters. The following provisions shall govern the allocation of responsibility as among Parent, the Surviving Corporation and the Company Stockholders for certain tax matters following the Closing Date:

          (a) Tax Indemnification. The Company Stockholders, jointly and severally, hereby agree (without any right of indemnification, contribution or subrogation from or against the

Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless Parent, the Surviving Corporation, its Subsidiaries and each affiliate of Parent from and against any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any such Person arising from or attributable to: (i) any and all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar foreign, state or local Legal Requirement, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, the Company Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Recent Company Balance Sheet (rather than in any notes thereto). The Company Stockholders shall jointly and severally reimburse Parent for any Taxes of the Company and its Subsidiaries that are the responsibility of the Company Stockholders pursuant to this Section within fifteen (15) business days after Parent shall notify the Company Stockholder Representative that such Taxes have been paid.

          (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (c) Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date.

          (d) Cooperation on Tax Matters.

          (i) The Company Stockholders shall cooperate fully, as and to the extent reasonably requested by Parent or the Surviving Corporation, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of Parent or the Surviving Corporation) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Surviving Corporation, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Parent and the Surviving Corporation reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent or the Surviving Corporation so requests, the Company Stockholders shall allow Parent or the Surviving Corporation to take possession of such books and records.

          (ii) The Company Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon Parent, the Surviving Corporation or any of its Subsidiaries (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) The Company Stockholders further agree, upon request, to provide Parent or the Surviving Corporation with all information that Parent or the Surviving Corporation may be required to report pursuant to Code Sections 6043 and 6043A and all Treasury Regulations promulgated thereunder.

          (e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation (provided such Tax Returns and documentation are satisfactory in form and substance to Parent).

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice):

(a)	if to Parent or Merger Sub, to:

Progress Software Corporation 14 Oak Park Bedford, MA 01730 Facsimile: (781) 280-4304 Attention: Joseph W. Alsop, Chief Executive Officer

with copies to:

Progress Software Corporation 14 Oak Park Bedford, MA 01730 Facsimile: (781) 280-4035 Attention: James D. Freedman, Senior Vice President and General Counsel

and

Foley Hoag llp Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210 Facsimile: (617) 832-7000 Attention: Robert L. Birnbaum, Esq. and John D. Hancock, Esq.

(b)	if to the Company, to:

Apama, Inc. 200 Rustat House Clifton Road Cambridge CB1 7EG United Kingdom Facsimile: +44 (0) 12 2386 6222 Attention: Peter Beard

(c)	if to any Company Stockholder or the Company Stockholder Representative, to:

Carlyle Europe Venture Partners, L.P. c/o The Carlyle Group 57 Berkeley Square London W1J GER United Kingdom Facsimile: +44 (0) 20 7894 1600 Attention: Michael Wand

     10.3 Interpretation; Certain Defined Terms.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

          (b) For purposes of this Agreement, “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the admission or actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any officer or director of such Party, if used in reference to a Person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Party (in the case of knowledge of a Party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (z) such knowledge could be obtained from reasonable inquiry of the persons employed by such Party charged with administrative or operational responsibility for such matters for such Party.

     10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to Parent and the Company, it being understood that all Parties need not sign the same counterpart.

     10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Letter of Intent shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

     10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.7 Other Remedies; Specific Performance; Fees.

          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the terms of Section 10.8, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing Party shall recover, in addition to any other remedy granted to such Party therein, all such Party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

     10.8 Governing Law; Submission to Jurisdiction. Except to the extent Delaware Law governs the terms of the Merger, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts or the United States of America located in Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the Commonwealth of Massachusetts or the United States of America located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     10.9 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     10.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Parent, Merger Sub, the Company and the holders of a majority of the votes eligible to be cast by the shares of Company Stock held by the Company Stockholders. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.10 shall be void.

     10.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, THE COMPANY AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY OR ANY COMPANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

     IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed under seal by their duly authorized respective officers as of the date first written above.

Progress Software Corporation

By:	/s/ Joseph W. Alsop

Joseph W. Alsop
Chief Executive Officer

PSC Merger Corp.

By:	/s/ Norman R. Robertson

Norman R. Robertson
Sole Director and Treasurer

Apama Inc.

By:	/s/ Peter A. Beard

Peter A. Beard
Chief Executive Officer

Company Stockholder Representative:

Carlyle Europe Venture Partners, L.P.

By:	CEVP General Partner, L.P., general partner

	By:	CEVP, Ltd., general partner

		By:	/s/ John F. Harris

John F. Harris
Director

Company Stockholders:

A.C.E. Investment Partnership

By:	/s/ Craig D. Slater

Craig D. Slater
General Partner

The Anschutz Corporation

By:	/s/ Craig D. Slater

Craig D. Slater
Executive Vice President

/s/ James Barlow

James Barlow

/s/ John Bates

John Bates

/s/ Peter Beard

Peter Beard

Carlyle Europe Venture Partners, L.P.

By:	CEVP General Partner, L.P., general partner

	By:	CEVP, Ltd., general partner

		By:	/s/ John F. Harris

John F. Harris
Director

CEVP Co-Investment, L.P.

By:	CEVP General Partner, L.P., general partner

	By:	CEVP, Ltd., general partner

		By:	/s/ John F. Harris

John F. Harris
Director

Dellar Family Trust

By:	/s/ Carl Nigel Dellar

Carl Nigel Robert Dellar
Trustee

/s/ Andrew Menzies

Andrew Menzies

/s/ Roy Murphy

Roy Murphy

/s/ Giles Nelson

Giles Nelson

Providence Investment Company Limited

By:	/s/ Niall M. Ritchie

Niall M. Ritchie
Director

/s/ Geoff Squire

Geoff Squire

/s/ Richard Woodfield

Richard Woodfield

Schedule I

A.C.E. Investment Partnership
The Anschutz Corporation
James Barlow
John Bates
Peter Beard
Carlyle Europe Venture Partners, L.P.
CEVP Co-Investment, L.P.
Dellar Family Trust
Andrew Menzies
Roy Murphy
Giles Nelson
Providence Investment Company Limited
Geoff Squire
Richard Woodfield